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                                                                EXHIBIT 12.1

                                     RATIO

                             QUALCOMM INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
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
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                                                Q1                           FISCAL YEARS
                                               1997        1996       1995       1994        1993       1992
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
Income from operations before Income taxes    12,168      26,627     39,880     17,313      13,258     (2,283)

Add (deduct)
    Fixed charges                              2,969       6,132      4,037      3,241       3,094        676
    Capitalized interest                        (147)       (319)      (642)
    Amortization of capitalized interest          69          53         21
    Net losses related to certain 50%
        or less owned affiliates                                                               198      1,261
    Minority interest in consolidated
        affiliates                             3,320     (13,178)   (12,016)    (2,893)
                                              ----------------------------------------------------------------
Adjusted earnings                             18,379      19,315     31,280     17,661      16,550       (346)
                                              ================================================================

Fixed charges:
    Interest on indebtedness and amortization
        of deferred financing costs            2,131       3,673      2,906      2,025       2,013         --
    Portions of rents representative of the
        interest factor                          838       2,459      1,131      1,216       1,081        676
    Debt service guarantee interest expense
        of unconsolidated affiliates
                                              ----------------------------------------------------------------
Total Fixed Charges                            2,969       6,132      4,037      3,241       3,094        676
                                              ================================================================

RATIO OF EARNINGS TO FIXED CHARGES               6.2         3.1        7.7        5.4         5.3         X
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      X  As a result of the loss incurred in 1992, the Company was unable to fully cover the indicated fixed charges.